EXHIBIT 99.1
GeneLink Reports Record Third Quarter Results
Revenues Exceed $1.8M
GeneWize August Launch Propels Company Forward
Orlando, Florida – November 17, 2008 – GeneLink, Inc. (OTCBB: GNLK.OB, “the Company,” or “GeneLink”), a leading consumer genomics biotech company, today reported financial results for the fiscal 2008 three and nine-month periods ended September 30, 2008.
Financial Highlights:
-	Quarterly net sales of over $1.8 million compared to $26,150 in the same period in fiscal 2007
-	Quarterly gross profit of over $1.4 million compared to $14,542 for the same period in fiscal 2007
-	Deferred Revenue of over $2.6 million

-	Over 10,000 marketing affiliates/customers for GeneWize as of September 30, 2008

-	Quarterly revenue exceeds aggregate of all GeneLink revenues from inception (1994)
Fiscal 2008 Third Quarter Overview:
The third quarter evidenced GeneLink’s successful evolution from a leading genetic biosciences company to a revenue producing, science based, consumer products company with the launch of its wholly owned subsidiary, GeneWize Life Sciences, Inc. on August 1, 2008 (“GeneWize”).
Monte Taylor, GeneLink’s CEO, stated, “We are pleased with our results and the significant corporate progress during the third quarter. GeneWize revenues far surpassed the Company’s expectations, even though it wasn’t launched until a third of the way through the quarter.” GeneWize currently has over 5000 customers and affiliates who have agreed to automatically receive their customized product formulation on a monthly basis.
Through GeneWize, its wholly owned subsidiary, GeneLink has now successfully launched the first direct selling industry company to focus exclusively on marketing nutritional supplements and skin care products specifically tailored to an individual’s genetic makeup. GeneWize markets and distributes its proprietary LifeMap Nutrition™ and LifeMap Skin Care™

customized products to consumers in North America through a network of Independent Marketing Affiliates.
Mr. Taylor added, “The successful launch of GeneWize confirms the phenomenal interest in our proprietary and scientific ability to customize nutrition. We look forward to serving our growing customer base and to introducing additional products and services in 2009.”
About GeneLink, Inc:
GeneLink is a leading biosciences company specializing in consumer genomics. GeneLink’s patented and patent pending technologies include proprietary genetic assessments linked to personalized health, beauty and wellness applications. Its DNA assessments provide information that enables the customization of nutritional products, skincare products and health maintenance regimens designed to fulfill individual consumer needs. For more information visit www.genelinkbio.com
About GeneWize Life Sciences, Inc:
GeneWize is the first direct selling industry company to focus exclusively on providing individually customized nutritional and skin care formulations based on a consumer’s personal genetic assessment. The company’s mission is to empower individuals to take personal responsibility and control of their health.
Its LifeMap Nutrition System™, Healthy Aging Assessment™ and LifeMap Skin Care System™ offer a revolutionary new scientific approach to delivering formulations that truly address individual needs. GeneWize is committed to innovating and manufacturing the highest quality, scientifically proven health, beauty and wellness products. For more information on GeneWize, please visit: www.genewize.com.
This release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in the press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. GNLK disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

GeneLink/GeneWize Contact:	GeneLink Investor Relations Contact:
Monte Taylor, CEO	Ken Levine
317 Wekiva Springs Rd. Suite 200,	Tel: 407-772-7164
Longwood, FL. 32779	Email: IR@genelinkbio.com
Tel: 800-558-4363
Email: mtaylor@genelinkbio.com

GENELINK, INC. AND SUBSIDIARIES
Selected Financial Results
(unaudited)

	Three months ended		Nine months ended
	September 30		September 30
	2008	2007	2008	2007

REVENUE	$1,829,669	$26,150	$1,982,629	$85,216
COST OF GOODS SOLD	425,706	11,608	565,483	57,478

GROSS PROFIT	1,403,963	14,542	1,417,146	27,738

EXPENSES
Selling, general and administrative	1,889,655	509,267	3,134,490	991,442
Research and development	—	—	12,951	—

			3,147,441	991,442

OPERATING LOSS	(485,692)	(494,725)	(1,730,295)	(963,704)

NET LOSS	$(513,472)	$(550,747)	$(2,075,321)	$(1,135,736)

NET LOSS PER SHARE BASIC AND DILUTED	$(0.005)	$(0.01)	$(0.03)	$(0.02)

	(Unaudited)
	September 30	December 31
	2008	2007

ASSETS
Cash and cash equivalents	$634,602	$972,371
Accounts receivable	534,118	35,327
Inventory	545,285	3,646
Prepaid expenses	1,408,124	11,273

Total current assets	3,122,129	1,022,617

Property and equipment	271,046	38,476
Other assets	378,785	322,731

Total assets	$3,771,960	$1,383,824

LIABILITIES
Current Liabilities
Current maturity of capital lease obligation	$51,557	$0
Accounts payable and accrued expenses	1,442,398	439,399
Accrued compensation	90,000	144,168
Deferred revenue[1]	2,615,910	100,922
Loans payable to officers	18,000	18,000

Total current liabilities	4,217,865	702,489

Convertible secured promissory notes payable, net of issuance of debt and stock conversion discounts	0	487,968

Total liabilities	4,217,865	1,190,457

[1]	Deferred Revenue reflects fully paid customer and affiliate packages and orders which cannot yet be recognized as revenue. It is anticipated that this Deferred Revenue will be recognized as the products, tests and marketing materials are delivered by GeneWize or upon the expiration of relevant refund periods, whichever occurs first for each affiliate or customer.